Filed pursuant to Rule 424(b)(3)
Registration No. 333-199129

SUPPLEMENT NO. 16
DATED FEBRUARY 17, 2016
TO THE PROSPECTUS DATED FEBRUARY 17, 2015
OF INLAND RESIDENTIAL PROPERTIES TRUST, INC.

This Supplement No. 16 supplements, and should be read in conjunction with, the prospectus of Inland Residential Properties Trust, Inc., dated February 17, 2015, as previously supplemented by Supplement No. 13 dated December 30, 2015 (which superseded and replaced all prior supplements), Supplement No. 14 dated January 7, 2016 and Supplement No. 15 dated February 9, 2016. Unless otherwise defined in this Supplement No. 16 capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Prospectus Updates

Legends

The legend for residents of Washington on page ii of the prospectus is hereby replaced with the following disclosure:

FOR RESIDENTS OF WASHINGTON ONLY

SUBSCRIPTION PROCEEDS RECEIVED FROM RESIDENTS OF THE STATE OF WASHINGTON WILL BE PLACED IN ESCROW WITH THE ESCROW AGENT UNTIL WE HAVE RECEIVED AND ACCEPTED PAID SUBSCRIPTIONS FOR AT LEAST $50.0 MILLION. IF SUBSCRIPTIONS FOR AT LEAST $50.0 MILLION HAVE NOT BEEN RECEIVED, ACCEPTED AND PAID FOR WITHIN TWO YEARS FROM THE ORIGINAL EFFECTIVE DATE OF THIS PROSPECTUS, THE ESCROW AGENT WILL PROMPTLY REFUND THE WASHINGTON INVESTORS’ FUNDS, TOGETHER WITH ANY INTEREST EARNED ON THEIR INVESTMENTS.

The legend for residents of Ohio and Tennessee on page ii of the prospectus is hereby replaced with the following disclosure to revise the legend for residents of Ohio and to remove the legend for residents of Tennessee:

FOR RESIDENTS OF OHIO ONLY

SUBSCRIPTION PROCEEDS RECEIVED FROM RESIDENTS OF THE STATE OF OHIO WILL BE PLACED IN ESCROW WITH THE ESCROW AGENT UNTIL WE HAVE RECEIVED AND ACCEPTED PAID SUBSCRIPTIONS FOR AT LEAST $20.0 MILLION. IF SUBSCRIPTIONS FOR AT LEAST $20.0 MILLION HAVE NOT BEEN RECEIVED, ACCEPTED AND PAID FOR WITHIN TWO YEARS FROM THE ORIGINAL EFFECTIVE DATE OF THIS PROSPECTUS, THE ESCROW AGENT WILL PROMPTLY REFUND THE OHIO INVESTORS’ FUNDS, TOGETHER WITH ANY INTEREST EARNED ON THEIR INVESTMENTS.

Suitability Standards

The bullet under the section entitled “Suitability Standards — Kentucky” on page iii of the prospectus is hereby replaced with the following disclosure.

Kentucky

•	In addition to the general suitability requirements described above, no Kentucky investor shall invest, in aggregate, more than 10% of his or her liquid net worth (cash, cash equivalents and readily marketable securities) in us or our affiliate’s non-publicly traded real estate investment trusts.

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Plan of Distribution

The subheading, “— Special Notice to Pennsylvania, Ohio, Tennessee and Washington Investors,” on page 205 of the prospectus under the section captioned “Plan of Distribution” is hereby replaced with “— Special Notice to Pennsylvania, Ohio and Washington Investors,” and the following disclosure replaces the third and fourth paragraphs under such subheading.

Subscription proceeds received from residents of the state of Ohio will be placed in escrow with the escrow agent until we have received and accepted paid subscriptions for at least $20.0 million. If subscriptions for at least $20.0 million have not been received, accepted and paid for within two years from the original effective date of this prospectus, the escrow agent will promptly refund the Ohio investors’ funds, together with any interest earned on their investments.

Subscription proceeds received from residents of the state of Washington will be placed in escrow with the escrow agent until we have received and accepted paid subscriptions for at least $50.0 million. If subscriptions for at least $50.0 million have not been received, accepted and paid for within two years from the original effective date of this prospectus, the escrow agent will promptly refund the Washington investors’ funds, together with any interest earned on their investments.

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